Exhibit 99.1

Computer Programs and Systems, Inc. Announces First Quarter 2013 Results

Company Announces Regular Quarterly Dividend of $0.51 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--April 25, 2013--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Highlights:

  Revenues of $49.5 million;
  12-month backlog of $157.7 million;
  Earnings per diluted share of $0.63;
  Cash provided by operations of $5.5 million; and
  Quarterly dividend of $0.51 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the first quarter ended March 31, 2013.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.51 (fifty-one cents) per share, payable on May 24, 2013, to stockholders of record as of the close of business on May 9, 2013.

Total revenues for the first quarter ended March 31, 2013, were $49.5 million, compared with total revenues of $44.5 million for the prior-year first quarter. Net income for the quarter ended March 31, 2013, increased 23% to $6.9 million, or $0.63 per diluted share, compared with $5.6 million, or $0.51 per diluted share, for the quarter ended March 31, 2012. Cash provided by operations for the first quarter of 2013 was $5.5 million, compared with $8.6 million for the prior-year first quarter. Cash collections for the first quarter ended March 31, 2013, were $43.1 million, compared with cash collections of $43.9 million for the prior-year first quarter.

During 2012, the Company installed systems under contracts for which a portion of the consideration was to be received and revenue recognized in subsequent periods upon hospitals successfully achieving Meaningful Use designation. Although the related system installations were substantially completed during 2012, the total remaining accumulated unrecognized revenue related to such contracts as of March 31, 2013, was approximately $5.2 million.

For the first quarter of 2013, current financing receivables increased $10.5 million as a result of extended payment terms for new system installations during the first quarter. Under the extended payment terms, payment consideration is being deferred until the earlier of successfully achieving Meaningful Use designation or over a 12-month period beginning two years from the date of installation. Based on its experience with similar installations, the Company anticipates the average payment term of these receivables will be nine months from the date of installation. Revenue for these installations is recognized when the installation is complete.

CPSI’s 12-month backlog as of March 31, 2013, was $157.7 million, consisting of $46.9 million in non-recurring system purchases and $110.8 million in recurring payments for support, Business Management Services and SAAS contracts. The backlog amounts exclude amounts to be recognized in subsequent periods upon hospitals successfully achieving Meaningful Use designation.

A listen-only simulcast and replay of CPSI’s first quarter 2013 conference call will be available on-line at www.cpsinet.com and www.earnings.com on April 26, 2013, beginning at 9:00 a.m. Eastern Time.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of healthcare information solutions for community hospitals with over 650 client hospitals in 45 states and the District of Columbia. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI’s wholly owned subsidiary, TruBridge, focuses exclusively on providing business office, consulting and managed IT services to rural and community healthcare organizations, regardless of their IT vendor. CPSI’s staff of over 1,400 technical, healthcare, medical and business professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients’ information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com or www.trubridge.net.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; government regulation of the healthcare and health insurance industries; government regulation of our products and customers, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates; the potential effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; the funding uncertainties associated with and potential expenditures required by the American Recovery and Reinvestment Act of 2009 in connection with the adoption of electronic health records; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; changes in accounting principles generally accepted in the United States; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; potential intellectual property claims against us; general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Sales revenues:
System sales	$20,722	$17,074
Support and maintenance (1)	17,677	16,666
Business management, consulting and managed IT services (1)	11,150	10,749
Total sales revenues	49,549	44,489

Cost of sales:
System sales	13,251	11,899
Support and maintenance (1)	7,239	6,867
Business management, consulting and managed IT services (1)	6,940	6,456
Total cost of sales	27,430	25,222
Gross profit	22,119	19,267

Operating expenses:
Sales and marketing	3,576	3,640
General and administrative	8,434	6,628
Total operating expenses	12,010	10,268

Operating income	10,109	8,999
Other income	137	159
Income before taxes	10,246	9,158
Provision for income taxes	3,302	3,509
Net income	$6,944	$5,649

Basic earnings per share	$0.63	$0.51
Diluted earnings per share	$0.63	$0.51

Weighted average shares outstanding:
Basic	11,078	11,063
Diluted	11,078	11,063

(1) Prior year amounts have been reclassified to reflect the current presentation.

COMPUTER PROGRAMS AND SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2013	Dec. 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,805	$8,913
Investments	10,690	10,675
Accounts receivable, net of allowance for doubtful accounts of $1,089 and $1,124, respectively	19,655	19,705
Financing receivables, current portion	15,100	4,618
Inventories	2,220	1,682
Deferred tax assets	2,743	2,464
Prepaid income taxes	–	1,809
Prepaid expenses and other	1,292	1,081
Total current assets	58,505	50,947

Financing receivables, net of current portion	4,762	7,863
Property and equipment	27,233	26,528
Accumulated depreciation	(7,065)	(7,498)
Total assets	$83,435	$77,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,129	$2,980
Deferred revenue	7,749	7,453
Accrued vacation	3,686	3,506
Income taxes payable	1,949	–
Other accrued liabilities	6,180	4,522
Total current liabilities	22,693	18,461

Deferred tax liabilities	1,876	2,177

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 11,080 and 11,078 shares issued and outstanding	11	11
Additional paid-in capital	33,215	32,848
Accumulated other comprehensive income	31	28
Retained earnings	25,609	24,315
Total stockholders’ equity	58,866	57,202
Total liabilities and stockholders’ equity	$83,435	$77,840

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Other Supplemental Information
(In thousands)

The following table summarizes cash flow and free cash flow for the Company:

	Three Months Ended March 31,
	2013	2012
Cash Flow Information
Net cash provided by operating activities	$5,522	$8,551
Net cash used in investing activities	(1,998)	(1,586)
Net cash used in financing activities	(5,632)	(5,071)

Free Cash Flow
Net cash provided by operating activities	$5,522	$8,551
Less: Purchases of capital assets	(1,988)	(549)
Free cash flow	$3,534	$8,002

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of capital assets. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Boyd Douglas, 251-639-8100
President and Chief Executive Officer